Exhibit 21

SUBSIDIARIES OF THE COMPANY

Richardson Electronics Pty Limited	Australia

Richardson Electronics do Brasil Ltda.	Brazil

Burtek Systems Corp	Canada

Richardson Electronics Canada, Ltd.	Canada

Richardson Electronics Trading (Shanghai) Co., Ltd.	China

Richardson Electronics Colombia S.A.	Colombia

Sangus Richardson OY	Finland

RESA SNC	France

Richardson Electronique SNC	France

Richardson Electronics GmbH	Germany

Richardson Electronics Hong Kong Limited	Hong Kong

Aviv-Richardson Electronics, Ltd.	Israel

RES S.R.L.	Italy

Richardson Electronics S.R.L.	Italy

Richardson Electronics K.K.	Japan

Richardson Electronics Korea Limited	Korea

Richardson Electronics S.A. de C.V.	Mexico

Richardson Electronics Benelux B.V.	Netherlands

REL Holdings B.V.	Netherlands

REL Holdings III, BV	Netherlands

Richardson Electronics Global Holdings, BV	Netherlands

Burtek Systems, BV	Netherlands

Richardson Electronics Pte Ltd.	Singapore

Richardson Electronics Iberica S.A.	Spain

Richardson Sweden Holding AB	Sweden

Sangus Richardson AB	Sweden

Richardson Electronics (Thailand) Limited	Thailand

Richardson Electronics Limited	United Kingdom

Richardson Electronics Distribution, Inc.	United States

Richardson International, Inc.	United States